EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
WASHINGTON NATIONAL CORPORATION AND SUBSIDIARIES
AS OF MARCH 25, 1994

- --------------------------------------------------------------------------
                                                             Percent
                                             State of       of Capital
Name of Company                            Incorporation    Stock Owned
- --------------------------------------------------------------------------
United Presidential Corporation               Indiana        100 (1)

United Presidential Life Insurance Company    Indiana        100 (2)

Washington National Insurance Company        Illinois        100 (3)



Note 1 - Owned by Washington National Insurance Company (71.3%) and Washington National
         Corporation (28.7%).
Note 2 - Owned by United Presidential Corporation.
Note 3 - Owned by Washington National Corporation.

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